Exhibit 10.3
AMENDMENT NO. 1 TO THE
NEENAH FOUNDRY COMPANY
2003 SEVERANCE AND CHANGE OF CONTROL PLAN
     This Amendment to the Neenah Foundry Company 2003 Severance and Change of Control Plan is effective as of June 5, 2007.
PREMISES
     a. Neenah Foundry Company (the “Company”) previously adopted the 2003 Severance and Change of control Plan (the “Plan”).
     b. ACP has experienced a Change of Control and certain of the provisions of the Plan must be changed in light of that Change of Control.
     c. The Company wishes to add Participants to the Plan and to increase the period over which Participants will receive protection following a Change of Control.
AMENDMENT
     1. In Section 2, the definition of Change of Control is amended to read as follows:
“Change of Control” means the consummation of any transaction or series of related transactions, the result of which is that: (i) any Person or group (within the meaning of Rule 13d-5 of the Exchange Act), other than Tontine together with its Affiliates, shall own directly or indirectly, beneficially or of record, greater than 50% of the equity securities of ACP or the Company on a fully diluted basis; (ii) substantially all of the assets of ACP and its subsidiaries taken as a whole are sold or ACP is merged or recapitalized and the stockholders of ACP do not own a majority of the voting stock of the surviving corporation, or (iii) after the first fully distributed public offering of voting stock of any member of the Company Group (1) any Person or group (within the meaning of Rule 13d-5 of the Exchange Act), shall own directly or indirectly, beneficially or of record, a percentage of the issued and outstanding voting stock of ACP or the Company on a fully diluted basis, having ordinary voting power in excess of 35% and in excess of the percentage then owned, directly or indirectly, beneficially and of record, on a fully diluted basis, by Tontine together with its Affiliates, or (2) a majority of the seats on the boards of directors of ACP or the Company (except in the case of any vacancy for 30 days or less resulting from the death or resignation of any director) is replaced during a twelve-month period by persons who were neither (i) nominated by Tontine nor (ii) appointed by directors so nominated, in each case, whether as the result of the purchase, issuance or sale of securities of any member of the Company Group or any merger, consolidation, liquidation, dissolution, recapitalization or similar transaction involving any member of the Company Group. Notwithstanding the foregoing, no Change of Control shall have occurred unless the transaction or series of transactions results in a Change in Control within the meaning of Code Section 409A and the regulations thereunder. This Change of Control definition shall be interpreted in a manner which is consistent with Code Section 409A and the regulations thereunder.”
     2. In Section 2, the definition of “Permitted Holders” is deleted.
     3. In Section 2, the definition of “Plan Participant” is amended to read as follows:
“Plan Participant means each of William Barrett, Gary Lachey, Frank Headington, Timothy Koller, William Martin, Joseph Varkoly, Steve Shaffer, John Andrews, Robert Gitter, Dennis O’Brien, Joseph Harvey, Ronald Schmucker and any other employee of the Company Group selected by the Board or the Committee.”
     4. Section 2 is amended to add the following definition:
     “Tontine means Tontine Capital Partners, L.P., a Delaware limited partnership.”
     5. Section 4. (b) is amended by substituting “one year” for “180 days” where “180 days” appears in Section 4. (b).